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                                                                   EXHIBIT 2



                            ASSET PURCHASE AGREEMENT
                            ------------------------


     AGREEMENT entered into as of the 7th day of March, 1996, by SAGA COMMUNICATIONS OF NEW ENGLAND, INC., a Delaware corporation with a mailing address at 73 Kercheval Avenue, Grosse Pointe Farms, MI 48236 ("Buyer"), OCEAN COAST PROPERTIES, a Maine corporation with a mailing address at 15 Baxter Boulevard, Portland, Maine 04101 ("SELLER"). Certain capitalized terms defined herein are indexed in Section 9 hereof.

                                    RECITALS:
                                    --------

     WHEREAS, Seller is the licensee and operator of Radio Stations WPOR(AM) and WPOR-FM, licensed to Portland, Maine (collectively, the "STATIONS"), holding valid authorizations for the operation thereof from the Federal Communications Commission (together with any successor thereto, the "FCC"), and Seller is the owner of all of the tangible and intangible property used in connection with the operation of the Stations; and

     WHEREAS, Seller desires to sell, and Buyer desires to purchase, substantially all of the properties and assets used or useful in connection with the operation of the Stations, all subject to the terms and conditions set forth herein; and

     WHEREAS, concurrently herewith Buyer is entering into an employment agreement with Robert J. Gold, pursuant to which Robert J. Gold shall serve as the general manager of the Stations (the "EMPLOYMENT AGREEMENT").

     NOW, THEREFORE, in consideration of the mutual agreements and covenants herein, the parties agree as follows:

SECTION 1.  PURCHASE AND SALE OF ASSETS
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     1.1. SALE OF ASSETS. (a) Subject to the provisions of this Agreement,
Seller agrees to sell, convey, transfer, assign and deliver to Buyer, and Buyer agrees to purchase and accept from Seller, on the Closing Date (as defined in Section 1.4 hereof), all of the assets and rights of every kind and nature, real, personal, and mixed, tangible and intangible, now or hereafter owned by Seller or in which Seller now or hereafter has an interest which are used or usable in, or arising from, the operation of the Stations, including all such assets and rights acquired by Seller or arising between the date hereof and the Closing Date (but excluding any



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Excluded Property, as defined in Section 1.1(b)), and including, without limitation, the following:

               (i) All tangible personal property and physical assets wherever located (collectively, the "TANGIBLE ASSETS"), including, without limitation, the assets described in the Schedule of Tangible Assets attached hereto as SCHEDULE 1.1(a)(i);

               (ii) All governmental licenses, franchises, approvals, certificates, authorizations, permits and rights and applications therefor (collectively, the "LICENSES"), including, without limitation, the Licenses described in the Schedule of Licenses attached hereto as SCHEDULE 1.1(a)(ii);

               (iii) All real estate, including all buildings and improvements thereon, described in the Schedule of Real Estate attached hereto as
     SCHEDULE 1.1(a)(iii) (the "REAL ESTATE");

               (iv) The real estate leases (the "REAL ESTATE LEASES"), the equipment leases, towers, syndication agreements, programming and other contracts relating to the Stations described in the Schedule of Contracts attached hereto as SCHEDULE 1.1(a)(iv); all agreements for the sale of advertising time on the Stations for cash, billed at rates consistent with Seller's past practices; the agreements for the sale of advertising time on the Stations at rates then charged to unaffiliated third parties consistent with Seller's past practices in exchange for merchandise or services (collectively, "TRADE-OUT AGREEMENTS") specified as such on SCHEDULE 1.1(a)(iv) (collectively, the "ASSUMED TRADE-OUT AGREEMENTS"); such other contracts, business agreements, leases and arrangements existing on the Closing Date and entered into by Seller with persons or entities other than its affiliates, in the ordinary course of business consistent with past practices between the date hereof and the Closing Date which in the aggregate involve consideration payable or receivable not in excess of $10,000; and those additional contracts, business agreements, leases and arrangements used or usable in the operation of the Stations which are not specifically disclosed in this Agreement or the Schedules hereto or which are entered into by Seller between the date hereof and the Closing Date which, in either case, Buyer may, in its discretion, agree in writing to assume (all of the foregoing, including the Assumed Trade-Out Agreements, being herein collectively referred to as the "ASSUMED CONTRACTS");

               (v) Originals or, if originals are unavailable, copies of Seller's files, books, and records relating to the Subject Assets (as hereinafter defined), including, without limitation, tapes, computer disks and electronic data processing software used or usable in the operation of the Stations, accounting journals and ledgers, FCC filings, customer lists, and Station log books;

               (vi) All of Seller's rights in and to all copyrights, logos, trademarks, service marks, trade names, current slogans, jingles, computer programs to the extent

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     owned by Seller or its affiliates, non-governmental licenses, intellectual property, and other intangible property rights owned by, or licensed or franchised to, Seller and used by the Stations, including those described in the Schedule of Intangible Assets attached hereto as SCHEDULE 1.1(a)(vi);

               (vii) All of Seller's rights and interests to the use of the call letters of each of the Stations as call letters or as part of a tradename;

               (viii) All goodwill relating to the Stations; and

               (ix) All non-cash accounts receivable in respect of Assumed Trade-Out Agreements.

          (b) There shall, however, be excluded from such purchase and sale the following property owned by Seller (the "EXCLUDED PROPERTY"):

               (i) Cash accounts receivable, notes receivable, cash and cash equivalents or money market instruments, including unprocessed checks, savings and other deposits and certificates of deposit, all as the same may exist as of the Closing, subject to the provisions of clause (iv) below;

               (ii) Seller's corporate franchise, stock record books, corporate record books, including minutes of meetings of directors and stockholders, and such other records as deal exclusively with Seller's organization or stock capitalization; and

               (iii) All other assets of Seller which are described in the Schedule of Excluded Property attached hereto as SCHEDULE 1.1(b).

               (iv) Assets sold by Seller following the date hereof and prior to the Closing Date in accordance with the provisions of this Agreement; provided, however, that, any proceeds of such sales shall not constitute Excluded Property.

          (c) The assets of the Seller to be sold to and purchased by the Buyer under this Agreement are hereinafter collectively referred to as the "SUBJECT ASSETS."

     1.2. ASSUMPTION OF LIABILITIES. Upon the sale and purchase of the Subject Assets, Buyer shall assume (a) Seller's obligations to be performed after 12:01 A.M. on the Closing Date (but not obligations or liabilities the Seller's performance or payment of which was due prior to such time) under the Assumed Contracts and (b) Seller's obligations described in the Schedule of Assumed Liabilities attached hereto as SCHEDULE 1.2 (all of the obligations referred to in the foregoing clauses (a) and (b) being herein referred to collectively as the "ASSUMED LIABILITIES"). Except as provided in the preceding sentence and Section l.3(c), Buyer is not agreeing to, and shall not, assume any other liability, obligation, undertaking, expense or agreement of Seller of any kind, absolute or contingent, known or unknown, and

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the execution, delivery and performance of this Agreement shall not render Buyer liable for any such liability, obligation, undertaking, expense or agreement. Without limiting the generality of the foregoing, it is understood and agreed that Buyer is not agreeing to, and shall not, assume any liability or obligation of Seller to Seller's employees under any existing written or oral agreements with Seller, including any such liability or obligation in respect of wages, salaries, bonuses, accrued vacation or sick pay or any other matter other than liabilities and obligations arising following the Closing under such employment agreements, if any, as constitute Assumed Contracts. Seller covenants and agrees to pay when due prior to and following the Closing all of Seller's debts, liabilities and other obligations to trade creditors and employees except to the extent such debts, liabilities and obligations shall have been expressly assumed by Buyer in writing at the Closing.

     1.3. PURCHASE PRICE. The total purchase price for the Subject Assets shall be Ten Million Dollars ($10,000,000), subject to adjustment as provided in
Section 1.3(c) (the "PURCHASE PRICE"). Payment of the Purchase Price for the Subject Assets shall be made as follows:

          (a) ESCROW DEPOSIT. Simultaneously with the execution of this Agreement, Buyer is delivering to Gary Stevens & Company, Inc. (the "ESCROW AGENT") Five Hundred Thousand Dollars ($500,000) as a deposit (the "DEPOSIT") to secure Buyer's performance hereunder, and to be held by the Escrow Agent pursuant to the terms of the Escrow Agreement executed on the date hereof by and among Buyer, Seller and the Escrow Agent (the "ESCROW AGREEMENT").

          (b) POST-CLOSING ESCROW DEPOSIT. On the Closing Date, Buyer shall cause to be paid in immediately available funds by wire transfer to a bank account designated in writing by Seller at least one day prior to the Closing Date a portion of the Purchase Price equal to Nine Million Five Hundred Thousand Dollars ($9,500,000). The Five Hundred Thousand Dollar ($500,000) Deposit, constituting the balance of the Purchase Price, will be retained by the Escrow Agent as security for Seller's obligations to Buyer following the Closing pursuant to the terms of the Escrow Agreement (the "POST-CLOSING ESCROW"). Pursuant to the Escrow Agreement, (i) six months following the Closing, $250,000 of the Post-Closing Escrow together with the earnings thereon less the amount of any asserted indemnification claims shall be released from the Post-Closing Escrow and paid to Seller; and (ii) twelve months following the Closing the balance of the Post-Closing Escrow together with the earnings thereon less the amount of any then asserted indemnification claims shall be released from the Post-Closing Escrow and paid to Seller.

          (c) DISPOSITION OF ESCROW DEPOSIT; LIQUIDATED DAMAGES. On the Closing Date, the earnings on the Deposit shall be paid to the Buyer by wire transfer of immediately available funds. If the Closing does not occur because of a breach by Buyer of its representations and warranties hereunder or of the covenants and obligations to be performed by the Buyer hereunder, provided Seller has satisfied its obligations hereunder, unless prevented from doing so by the Buyer's breach, and provided further, that the conditions set

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     forth in Sections 6.1 and 6.2 of this Agreement have been satisfied, then, pursuant to the Escrow Agreement, the Deposit and earnings thereon shall be delivered to Seller as liquidated damages, which shall be the sole remedy of Seller for such breach, and Seller shall have no other recourse against Buyer or any of its affiliates under or on account of this Agreement. In any other case, if the Closing does not occur and this Agreement is terminated, then, pursuant to the Escrow Agreement, the Deposit and earnings thereon shall be delivered to Buyer. All payments by the Escrow Agent shall be made in accordance with the procedures and provisions set forth in the Escrow Agreement.

          (d) PRORATION. The operating income and expenses of the Stations shall be prorated between Buyer and Seller as of 12:01 A.M. on the Closing Date, and the net amount thereof shall be paid to the Seller or the Buyer, as appropriate. Such prorations shall include, without limitation, all AD VALOREM, real estate, and other property taxes, water and sewer use charges, business and license fees, pre-paid fees and expenses, rents, utility expenses, Assumed Contracts, prepaid Trade-Out Agreements and prepaid time sale agreements, but shall exclude (i) wages, salaries, bonuses, accrued vacation and sick pay and any other obligations of Seller to its employees, other than pursuant to such employment agreements, if any, as constitute Assumed Contracts, (ii) all of the Assumed Liabilities listed on SCHEDULE 1.2, (iii) legal and professional fees and closing costs; and (iv) financing costs, capital expenditures, and other costs and expenses not pertaining to the day-to-day operations of the Stations. Revenues, expenses, costs and liabilities earned or incurred in particular programs and announcements shall be allocated to the time of performance of such programs and announcements without regard to the date of payment therefor. However, Seller shall be entitled to all income, and shall be responsible for all expenses, arising out of contracts, agreements and commitments to which Seller is a party other than Assumed Contracts. Seller shall provide Buyer with an itemized statement evidencing all proposed adjustments not less than three (3) business days prior to the Closing Date.

          If the amount of any of the aforesaid taxes is not known at the Closing Date, the same shall be apportioned on the basis of taxes assessed for the preceding year, with a reapportionment as soon as the new tax rate and valuation can be ascertained; and, if the taxes which are to be apportioned shall thereafter be reduced by abatement, the amount of such abatement, less the reasonable cost of obtaining the same, shall also be apportioned between Buyer and Seller, provided that no party shall be obligated to institute proceedings for an abatement. All other prorations shall, to the extent feasible, be determined and paid on the Closing Date, with a final settlement thereof to be made within sixty (60) days after the Closing Date.

          Any item for which a party receives credit from the other party under this Section l.3 shall be paid when due in accordance with its terms by the party so receiving credit.

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          (e) ALLOCATION OF PURCHASE PRICE. Buyer and Seller agree that the
     Purchase Price shall be allocated among the Subject Assets prior to the Closing Date and to cooperate in all respects with regard to such allocation. Buyer and Seller agree to use such allocation on completing and filing Internal Revenue Service Form 8594 for federal income tax purposes. Buyer and Seller further agree that they shall not take any position inconsistent with such allocation upon examination of any return, in any refund claim, in any litigation, or otherwise. If Buyer and Seller are unable to agree to such allocation, they shall hire an appraiser to make such allocation, the cost of which appraisal shall be borne equally by Seller and Buyer.

     1.4. TIME AND PLACE OF CLOSING. The closing of the purchase and sale provided for in this Agreement (herein referred to as the "CLOSING") shall be held at a place and date mutually agreed to in writing by the parties or, absent such mutual agreement, at the offices of Verrill & Dana, One Portland Square, Portland, Maine on the first business day following the satisfaction or, if applicable, waiver of the applicable conditions precedent set forth in Section 6.1(a) hereof (in either case, the "CLOSING DATE"). In the event such date falls on a day upon which banks in Maine, Massachusetts or New York or public offices in Maine are closed, the Closing Date shall be deemed to mean the next day upon which such banks or public offices are open. If all such applicable conditions precedent set forth in Section 6.1(a) have not been satisfied on or before December 31, 1996 then either Buyer or Seller may terminate this Agreement, by written notice to the other given prior to the time that such conditions are satisfied, provided that the party giving such notice is not in breach of this Agreement. Upon such termination the Deposit shall be delivered to Buyer and the Escrow Agreement shall be terminated.

     1.5. CLOSING. At the Closing:

          (a) Seller shall convey, transfer, and assign to Buyer, and shall deliver to Buyer such instruments of conveyance, transfer, and assignment, in form and substance reasonably satisfactory to Buyer and its counsel (the "TRANSFER INSTRUMENTS"), and any required consents of third parties, as shall be sufficient to convey, transfer and assign to Buyer (i) sole and exclusive right, title and interest in and to all the Subject Assets other than the Real Estate and (ii) good and clear marketable title to the Real Estate in fee simple, in each case free and clear of all liens, pledges, encumbrances and claims of third parties, except for (x) liens for taxes and assessments in respect of the Real Estate not yet due and payable and for which a proration has been made pursuant to Section 1.3; and (y) easements, restrictions and encumbrances specifically designated in the Schedule of Encumbrances attached hereto as SCHEDULE 1.5 as continuing following the Closing, such instruments to include quit claim deeds with covenant to the Real Estate and bills of sale with covenant with respect to the other Assets, in each case in form consistent with the terms of this Agreement;

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          (b) Buyer shall deliver to Seller the Purchase Price less the
     Post-Closing Escrow, as set forth in Section 1.3 hereof;

          (c) Buyer shall assume the Assumed Liabilities pursuant to instruments of assumption in form and substance reasonably satisfactory to Seller and its counsel (the "ASSUMPTION AGREEMENT");

          (d) Seller shall cause to be delivered the opinions, certificates and other documents required to be delivered pursuant to this Agreement;

          (e) Ocean Coast Properties shall execute and delivery to Buyer the Non-Compete Agreement in the form attached hereto as Schedule 1.5(f) (the "NON-COMPETE AGREEMENT"); and

          (f) Seller shall deliver to Buyer all of Seller's files and records which relate to the Subject Assets, including, without limitation, all log books relating to the Stations, and Seller shall put Buyer in actual possession of the Subject Assets and such files and records.

     1.6. COVENANTS TO BE PERFORMED AFTER THE CLOSING. After the Closing, each of Seller and Buyer shall, from time to time upon the other party's request, execute, acknowledge and deliver, or cause to be executed, acknowledged, and delivered, all such further deeds, assignments, documents, instruments, transfers, conveyances, discharges, releases, assurances and consents, and to take or cause to be taken such further actions, as such other party may reasonably request to carry out the transactions contemplated by, and the purposes of, this Agreement. After the Closing, each of Seller and Buyer shall allow the other party reasonable access, upon reasonable notice and during normal business hours, to such of the files and records (including financial records) as relate to the Subject Assets or the Stations for purposes of preparing such party's tax returns, securities filings and for all other proper purposes, and shall give such other party at least thirty (30) days' prior written notice of any proposed destruction thereof, upon which notice such other party shall have the right to take possession of such files and records for the foregoing purposes. In the event Buyer determines it to be necessary or appropriate for purposes of facilitating securities law filings prior to or following the Closing, Buyer shall have the right, at Buyer's expense, to conduct an audit of Seller's financial condition, and Seller shall cooperate with Buyer in connection with such audit.

     1.7. ACCOUNTS RECEIVABLE. The parties hereto acknowledge that Seller's cash accounts receivable are not among the Subject Assets being transferred to Buyer pursuant to the terms hereof. However, for a period of 120 days after the Closing Date (the "COLLECTION PERIOD") Buyer shall use reasonable efforts (limited to including such cash accounts receivable in the Stations' billing statements and accepting payments) to collect such cash accounts receivable. In the event that Buyer and Seller each has an account receivable of the same debtor, any amounts received by Buyer from such debtor shall be applied first as a

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payment on Seller's account receivable except to the extent the debtor disputes the validity of such Seller account receivable. Buyer shall, within five (5) business days after the expiration of the first 60 days of the Collection Period and within five (5) business days after the expiration of the Collection Period, remit to Seller all amounts collected by Buyer hereunder, net of any sales commissions, agency or national representative fees or similar amounts reasonably determined by Buyer to be payable in connection with cash accounts receivable collected on Seller's behalf. Collection of said cash accounts receivable shall be the sole responsibility of Seller upon the expiration of the Collection Period.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF SELLER
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     In order to induce Buyer to enter into this Agreement, Seller represents and warrants to Buyer that:

     2.1. ORGANIZATION AND QUALIFICATION OF SELLER. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Maine and is duly qualified to transact business in Maine and in every other jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification.

     2.2. AUTHORITY OF SELLER. Seller has the corporate power and authority to execute, deliver and perform this Agreement, the Escrow Agreement, the Non-Compete Agreement, the Transfer Instruments and all other agreements, documents and instruments to be executed and delivered by Seller pursuant hereto (collectively, the "SELLER AGREEMENTS") and to own the Subject Assets and operate the Stations prior to the consummation of the transactions contemplated hereby. Seller has taken all necessary corporate action to authorize the execution, delivery and performance by Seller of this Agreement and the Seller Agreements.

     2.3. BINDING EFFECT. This Agreement and the Escrow Agreement constitute, and upon execution on the Closing Date the other Seller Agreements will constitute, the legal, valid, and binding obligations of Seller enforceable in accordance with their terms.

     2.4. NO VIOLATION. Neither the execution and delivery by Seller of this Agreement and the Seller Agreements, nor the consummation of the transactions contemplated hereby or thereby, violate or will violate any provision of law or any order, judgment or decree of any court or other agency of government, including, without limitation, the FCC, or any provision of the corporate charter or by-laws of Seller, or conflict with or will result in any breach of any term, condition or provision of, or constitute or will constitute (with due notice or lapse of time or both) a default under, or will result in the creation or imposition of any lien, charge or encumbrance upon any of the properties or assets of Seller pursuant to the terms of, any mortgage, deed of trust or other agreement or instrument to which Seller is a party or by which or to which Seller or any of its assets are subject or bound.


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     2.5. Title to Properties; Liens; Condition of Properties.
          ---------------------------------------------------

          (a) SCHEDULE 1.1(a)(iii), the Schedule of Real Estate, contains an accurate legal description of all Real Estate owned and all real estate leased under the Real Estate Leases (the "LEASED REAL ESTATE") by Seller. All Real Estate Leases and all leases of personal property to which Seller is a party are valid, binding and enforceable against Seller and, to the best of Seller's knowledge, all other parties thereto in accordance with their terms, and neither Seller nor, to the best of Seller's knowledge, any other party thereto is in default thereunder. All of the towers, guy anchors, ground systems and buildings relating to the Stations are located on the Real Estate or the Leased Real Estate. The Subject Assets include all of the property and property rights used or useful in the operation of the Stations as presently conducted and are in compliance in all material respects with all applicable laws and regulations. SCHEDULE 1.1(a)(i) includes all tangible personal property, physical assets and equipment of all types located at, or used by, the Stations, all of which are owned solely by Seller. Seller owns the sole and exclusive right, title and interest in and to all Subject Assets free and clear of all security interests, mortgages, pledges, liens, conditional sales agreements, leases, encumbrances, easements, charges or claims of third parties of any nature whatsoever, except as set forth in SCHEDULE 1.5, all of which (other than those specifically designated as continuing following the Closing) shall be released or discharged at or prior to the Closing.

          (b) All Real Estate and all Tangible Assets of Seller, and Seller's use of the same, (i) comply in all material respects with all applicable ordinances and regulations and building or other laws, and (ii) meet, and will as of the Closing Date meet in all material respects, the requirements, standards, rules and regulations of the FCC and of all Licenses.

          (c) Seller's use of the Leased Real Estate, and to the best of Seller's knowledge, without investigation, all Leased Real Estate and use of the same, (i) comply in all material respects with all applicable ordinances and regulations and building or other laws, and (ii) meet, and will as of the Closing Date meet in all material respects, the requirements, standards, rules and regulations of the FCC and of all Licenses.

          (d) The transmitters for the Stations are operating in accordance with and within the parameters established by the FCC and the Stations' Licenses. The broadcast towers for the Stations are in compliance in all material respects with all applicable laws, including, without limitation, the Federal Aviation Act and all rules and regulations promulgated thereunder. The Tangible Assets being conveyed pursuant to this Agreement are, and at the Closing will be, in good operating condition and repair and suitable for use in the operation of the Stations; provided, however, that certain minor spare parts of immaterial value may not be in good operating condition.

          (e) Seller has access to all Real Estate and Leased Real Estate pursuant to valid easements included as part of the Subject Assets or pursuant to public rights of way. All utilities servicing the Stations have access to the properties of the Stations pursuant to valid easements or public rights of way. No condemnation proceedings are pending or threatened with respect to any of the Real Estate, nor has any such property been condemned. To Seller's knowledge, without investigation, no condemnation proceedings are pending or threatened with respect to any of the Leased Real Estate, nor has any such property been condemned.

     2.6. TAX MATTERS. All federal, state, county and local tax returns, reports and declarations of estimated tax or estimated tax deposit forms required to be filed by Seller in connection with its operations, personal property or payroll have been duly and timely filed (after taking into account any extensions therefor); Seller has paid all taxes which have become due pursuant to such returns or pursuant to any assessment received by it, and has paid all installments of estimated taxes due; and all taxes, levies and other assessments which Seller is required by law to withhold or to collect have been duly withheld and collected, and have been paid over to the proper governmental authorities or are held by Seller for such payment.

     2.7. LICENSES. The Licenses constitute all licenses, permits and governmental authorizations and approvals necessary for the operation of the Stations. Seller has duly obtained and legally and validly holds all Licenses, all of which are valid and in full force and effect as presently operated. No proceeding (judicial, administrative or otherwise) has been commenced or, to Seller's knowledge, threatened against Seller, any of its affiliates, any Station or in respect of any License which could lead to a revocation, suspension or limitation of the rights under any License. Seller is in compliance in all material respects with each of the Licenses and knows of no state of facts relating to Seller, its affiliates, the Stations or the Licenses which could lead to any such revocation, suspension or limitation thereof.
SCHEDULE 1.1(a)(ii) sets forth the expiration dates of each of the Licenses listed thereon, and Seller has no reason to believe that any License listed on such Schedule will not be renewed, nor has any person or entity informed Seller that such person or entity intends to oppose any such renewal. Seller has delivered to Buyer true and complete copies of each of the Licenses listed on
SCHEDULE 1.1(a)(ii).

     2.8. FINANCIAL CONDITION OF SELLER.

          (a) Seller has heretofore delivered to Buyer the financial statements and information described in the Schedule of Financial Statements attached hereto as SCHEDULE 2.8 (the financial statements referred to in said Schedule, together with the monthly financial statements required to be furnished pursuant to Section 3.3 being hereinafter collectively referred to as the "FINANCIAL STATEMENTS"). The Financial Statements have been or, in the case of those to be provided after the date hereof, will be prepared by Seller in accordance with generally accepted accounting principles, consistently applied and fairly present the financial condition and results of operations

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

     of each Station for the periods covered thereby (subject, in the case of interim Financial Statements, to normal year-end adjustments and the absence of footnotes).

          (b) Except as otherwise disclosed in SCHEDULE 2.8, between December 31, 1995 and the date of this Agreement, there has been no change in the condition (financial or otherwise), results of operations, business, assets or profits of any Station which, individually or in the aggregate, is, or would be likely in the future to be, materially adverse to such Station's condition, results of operations, business, assets or profits.

     2.9. COMPLIANCE WITH LAWS; COMPLIANCE WITH FCC REGULATION.

          (a) Seller has complied in all material respects with all laws, regulations and orders and all requirements of insurance carriers applicable to the Stations, and the present uses by Seller of the Stations' assets and properties do not violate any such laws, regulations, orders or requirements. Seller is not in default with respect to any judgment, order, injunction or decree of any court, administrative agency, board of arbitration or other governmental authority. Seller is not charged with, or to its knowledge threatened with, a charge of or under investigation with respect to, any violation of any provision of any federal, state, local or municipal law or administrative ruling or regulation relating to either Station.

          (b) The operation of the Stations and all of the Subject Assets are in compliance in all material respects with (i) all applicable engineering standards required to be met under applicable FCC rules, and (ii) all other applicable federal, state and local rules, regulations, requirements and policies, including all applicable FCC rules.

     2.10. COPYRIGHTS, PATENTS, TRADEMARKS, OTHER INTANGIBLES. SCHEDULE 1.1(a)(vi) lists all copyrights, patents, trademarks, service marks, trade names, current slogans, logos, jingles, computer programs, program rights, non-governmental licenses or other intangible property rights owned by, or licensed or franchised to or used by, Seller and used by the Stations, all of which are in good standing and uncontested. Seller has no knowledge of any infringement or unlawful or unauthorized use of such property and, to the best of Seller's knowledge, the operations of the Stations do not infringe, and no one has asserted to Seller that such operations infringe upon, any copyright, patent, trademark, tradename, service mark or other similar right of any other party.

     2.11. CONTRACTS.

          (a) SCHEDULE 1.1(a)(iv) contains a true and complete description of all existing Assumed Trade-Out Agreements, including the dollar amount of the broadcasting time (computed at billing rates currently charged to unaffiliated third parties consistent with Seller's past practices) owed by either Station under each such agreement as of the date of this Agreement.

          (b) Seller has delivered to Buyer complete and correct copies of all the Assumed Contracts listed on SCHEDULE 1.1(a)(iv) (including all amendments thereto and modifications thereof). Except for the Assumed Contracts and any contracts listed on SCHEDULE 1.1(b) which Buyer has not agreed to assume, Seller is not a party to any contracts, agreements or arrangements, written or oral, express or implied, which are material to the operation of either Station.

          (c) Seller is not a party to, or bound by or negotiating any collective bargaining agreement affecting either Station, nor is it aware of any current solicitations of its employees with respect thereto.

          (d) Seller and, to the best of Seller's knowledge, each other party thereto have complied with all respective provisions of the Assumed Contracts required to be complied with by them and neither Seller nor, to the best of Seller's knowledge, any such other party is in default in any respect thereunder, and no event has occurred which, but for the passage of time or giving of notice or both would or might constitute such a default thereunder by Seller or any such other party, and there is no outstanding notice of default or termination under any Assumed Contract. The Assumed Contracts are valid, binding and enforceable in accordance with their respective terms and the sale of the Subject Assets as contemplated herein will in no way affect the validity, enforceability and continuity of any such contracts or agreements if properly assigned to Buyer as contemplated hereby.

     2.12. LITIGATION. Except as disclosed in SCHEDULE 2.12 and except for investigations and rule making proceedings affecting the radio broadcasting industry generally, there is no litigation, action, suit, investigation or proceeding pending or, to the best of Seller's knowledge, threatened against Seller, any of its affiliates or the Stations or in respect of the Licenses before or by any court or the FCC or any other governmental agency or any board of arbitration. None of the matters disclosed in Schedule 2.12 could (a) give rise to any material claim against any of the Subject Assets, (b) impair Seller's ability to perform its obligations under this Agreement, or (c) in any way adversely affect Buyer's ability to continue to operate the Stations as heretofore operated.

     2.13. EMPLOYEE INFORMATION. Seller has heretofore delivered to Buyer: (i) accurate information pertaining to all persons employed at each Station and their present positions and start dates; (ii) all compensation arrangements respecting those employees subject to an employment agreement previously delivered to Buyer; and (iii) copies of the Blue Cross Blue Shield and The United States Life Insurance Company employee benefit plans in which all full-time employees of each Station are entitled to participate. The Seller neither maintains, participates in, nor is subject to an employee pension plan (as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended).

     2.14. MATERIAL FACTS. No representation or warranty made by Seller in this Agreement and no statement made by Seller (a) in any certificate, exhibit, schedule, or other writing executed and delivered by Seller, (b) in any Seller Agreement or other document or writing furnished in connection with the transactions herein contemplated and referred to herein or in the Schedules attached hereto, or (c) in any document or other writing delivered to Buyer after the date hereof and on or prior to the Closing Date by or on behalf of Seller, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary in order to make the statements contained herein or therein not misleading.

     2.15. BROKER'S FEE. Seller has not incurred or become liable for any broker's commission or finder's fee relating to the transactions contemplated by this Agreement. Seller agrees to indemnify and hold Buyer harmless from any claims for brokerage fees, finder's fees or commissions asserted by any person acting on Seller's behalf in connection with this transaction.

     2.16. CONSENTS. Other than the consents and approvals of the FCC referred to in Section 3.1, consents of third parties to Assumed Contracts specified on
SCHEDULE 1.1(a)(iv), and other consents and filings contemplated by this Agreement or otherwise obtained or completed at or prior to the Closing, Seller is not required to obtain any consent, approval or authorization from, or to file any declaration or statement with, any governmental instrumentality or other agency or any third party in connection with the execution of this Agreement or any of the Seller Agreements or the consummation of the transactions contemplated hereunder.

     2.17. ENVIRONMENTAL COMPLIANCE.

          (a) All parcels of Real Estate and their existing and, to the best of Seller's knowledge, without investigation, prior uses and activities thereon, including, but not limited to, the use, maintenance and operation of each of the parcels of Real Estate and all activities in conduct of business related thereto, comply and have at all times complied in all material respects with all Environmental Requirements (as such term is hereinafter defined). All Leased Real Estate as used by Seller and, to the best of Seller's knowledge, without investigation, prior uses and activities thereon, including, but not limited to, the use, maintenance and operation of the Leased Real Estate and all activities in conduct of business related thereto, comply and have at all times complied in all material respects with all Environmental Requirements.

          (b) Seller and to the best of Seller's knowledge, without investigation, all previous owners, tenants, occupants or users of any of the parcels of Real Estate and Leased Real Estate or any other person, have conducted their operations and activities upon such Real Estate and Leased Real Estate in compliance with all applicable Environmental Requirements in any way involving the handling, manufacture, treatment, storage, use, generation, release, discharge, refining, dumping or disposal of any Hazardous Materials (as such term is hereinafter defined) the removal of which is required or the maintenance of which is prohibited or penalized.

               (c) No Hazardous Material is currently, or to the best of Seller's knowledge, has been located in, on, under or about any of the Real Estate or Leased Real Estate in a manner which violates any Environmental Requirement or which requires cleanup or corrective action of any kind under any Environmental Requirement.

               (d) No notice of violation, lien, complaint, suit, order or other notice or communication concerning any alleged violation of any Environmental Requirement ("Environmental Notice") in, on, under or about any of the Real Estate has been received by Seller, nor has Seller received any such Environmental Notice with respect to Seller's use of the Leased Real Property, in either case, which has not been fully satisfied and complied with in a timely fashion so as to bring such Real Estate or Leased Real Estate in full compliance with all Environmental Requirements. To the best of Seller's knowledge, without investigation, there has not been any Environmental Notice with respect to any of the Real Estate or Leased Real Estate received by any prior owner or occupant of any of the Real Estate or Leased Real Estate which has not been fully satisfied and complied with in a timely fashion so as to bring such Real Estate or Leased Real Estate into full compliance with all Environmental Requirements.

               (e) Seller has all permits and licenses required under any Environmental Requirement to be issued to it by any governmental authority on account of any or all of its activities on any of the Real Estate and Leased Real Estate and is in material compliance with the terms and conditions of such permits and licenses. Any and all such permits and licenses are described in SCHEDULE 1.1(a)(ii). To the best of Seller's knowledge, without investigation, no change in the facts or circumstances reported or assumed in the application for or granting of such permits or licenses exist, and such permits and licenses are in full force and effect.

               (f) To the best of Seller's knowledge, no portion of any of the Real Estate or of the portion of the Leased Real Estate used by Seller, has been listed, designated or identified in the National Priorities List (NPL) or the CERCLA information system (CERCLIS), both as published by the United States Environmental Protection Agency, or any similar list of sites published by any Federal, state or local authority proposed for or requiring cleanup, or remedial or corrective action under any Environmental Requirement.

               (g) As used herein "Environmental Requirements" shall mean all applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, policies and similar items of all governmental agencies, departments, commissions, boards, bureaus or instrumentalities of the United States, states and political subdivisions thereof and all applicable judicial, administrative and regulatory decrees, judgments and orders relating to the protection of human health or the environment.

          (h) As used herein "Hazardous Materials" shall mean any flammable explosives, radioactive materials, hazardous waste, toxic substances or related materials, including, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde, radon, and any substance defined as or included in the definition of (a) any "hazardous waste" as defined by the Resource Conservation and Recovery Act of 1976, as amended from time to time, and regulations promulgated thereunder; (b) any "hazardous substance" as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1989, as amended ("CERCLA"), and regulations promulgated thereunder; (c) any "toxic substance" as defined by the Toxic Substance Control Act, as amended from time to time, and the regulations promulgated thereunder; (d) any petroleum product; and (e) any other substance, pollutant, contaminant, chemical or industrial toxic or hazardous substance or waste, including, without limitation, hazardous materials, within the meaning of any other applicable federal, state or local law, regulation, ordinance or requirement (including consent decrees and administrative orders) relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, all as amended or hereafter amended.

SECTION 3. COVENANTS OF SELLER
- --------- -------------------

     Seller covenants and agrees that from the date hereof until the Closing
Date:

     3.1. APPROVALS. Promptly upon the execution of this Agreement, Seller shall prepare for filing with the FCC an appropriate application for FCC Consent to the assignment of the Licenses, which shall be filed with the FCC within five
(5) business days after the date hereof. Seller shall thereafter prosecute the application with all reasonable diligence and otherwise use its best efforts to obtain such consent and approval of the FCC as expeditiously as practicable. Seller shall not intentionally take or omit to take any action that will cause the FCC to deny, delay, or fail to approve the application for such consents and approvals or cause such consents and approvals not to become a Final Action.

     3.2. ACCESS. Buyer shall have the right, itself or through its representatives, during normal business hours and after reasonable written notice, to inspect Seller's properties relating to the Stations and to inspect and make abstracts and reproductions of all Seller's books and records relating to the Stations, including, without limitation, applications and reports to the FCC, and Seller shall furnish Buyer with such information respecting the Subject Assets and Seller's business and financial records relating to the Stations as Buyer may, from time to time, reasonably request. In the event Buyer determines it to be necessary or appropriate for purposes of facilitating securities law filings prior to or following the

Closing, Buyer shall have the right, at Buyer's expense, to conduct an audit of Seller's financial condition, and Seller shall cooperate with Buyer in connection with such audit.

     3.3. CONDUCT OF BUSINESS. Seller shall, to the extent permitted by FCC rules and policies:

          (a) refrain from making any sale, lease, transfer or other disposition of any of the Subject Assets having a value per item in excess of $2,500 and valued in excess of $10,000 in the aggregate, other than in the normal course of business at fair market value in connection with replacements of equal or greater value with the prior approval of Buyer, which approval will not be unreasonably withheld;

          (b) refrain from modifying, amending, altering or terminating any of the other Assumed Contracts or waiving any default or breach thereunder or modifying, altering or terminating, any other right relating to or included in the Subject Assets;

          (c) maintain insurance on the Subject Assets against loss or damage by fire and all other hazards and risks in an amount consistent with the existing policy amounts described in SCHEDULE 3.3(c);

          (d) maintain its books and records in accordance with prior practice; maintain the Subject Assets in good condition, ordinary wear and tear excepted; maintain supplies of inventory and spare parts relating to the Stations consistent with past practices; and, except as otherwise specifically provided in this Agreement, otherwise operate the Stations in the ordinary course in accordance with past practices;

          (e) refrain from taking any action which is not in the usual and ordinary course of business regarding the Subject Assets or which could reasonably be expected to materially adversely affect the value of the Subject Assets;

          (f) refrain from hiring, firing, releasing or transferring any employee of any Station, in a manner inconsistent with past practice, without the prior written approval of the Buyer;

          (g) refrain from (i) increasing the compensation payable or to become payable to any of Seller's employees or agents in a manner inconsistent with past practices, except in accordance with this Agreement or as approved by Buyer or (ii) entering into any contract or renewal or amendment of any existing contract for the employment of any employee or agent of Seller except with Buyer's approval;

          (h) promptly notify Buyer upon Seller's becoming aware of the resignation or contemplated resignation of any employee of either Station;

          (i) refrain from changing its corporate charter or by-laws in any way which would adversely affect its corporate power or authority to enter into and perform this Agreement or which would otherwise adversely affect its performance of this Agreement;

          (j) operate the Stations in accordance with the Licenses and materially comply with all laws, rules and regulations applicable to it, including the rules and regulations of the FCC;

          (k) refrain from subjecting any of the Subject Assets to any new lien, claim, charge, or encumbrance (other than minor liens, claims, charges or encumbrances which will not materially interfere with the occupation, use and enjoyment by Buyer of the Subject Assets in the normal course of its business or impair the value of the Subject Assets and which shall be discharged as of the Closing Date) or from increasing any existing lien, claim, charge or encumbrance;

          (l) refrain from doing or omitting to do any act which will cause a breach of, or default under, or termination of, any Assumed Contract;

          (m) without in any way limiting Buyer's rights under Section 6.2, take such action as may be reasonably necessary to obtain any required consents of third parties to the transactions contemplated herein, including, without limitation, consents to the assignment of the Assumed Contracts and the Real Estate Leases to Buyer;

          (n) refrain from entering into any Trade-Out Agreement not in effect on the date hereof and listed on SCHEDULE 1.1(a)(iv), having a value in excess of $2,500, individually, or an aggregate value in excess of $10,000, without the prior consent of Buyer (except for Trade-Out Agreements which are fully performed by Seller prior to the Closing Date);

          (o) refrain from entering into any other contract or agreement not in effect on the date hereof and listed on SCHEDULE 1.1(a)(iv), except for contracts entered into in the ordinary course of business which do not involve consideration having an aggregate value in excess of $10,000 and which may be terminated on not more than ninety (90) day's notice without premium or penalty;

          (p) within thirty (30) days after the end of each month, furnish to Buyer a balance sheet, a statement of operations and a statement of cash flows of each Station for such period prepared on a consistent basis for each such period and consistent with past practice;

          (q) provide to Buyer, concurrently with filing thereof, copies of all reports to and other filings with the FCC relating to the Stations;

          (r) not permit any of the Licenses to expire or to be surrendered or voluntarily modified, or take any action (or fail to take any action) which could cause the FCC or any other governmental authority to institute proceedings for the suspension, revocation or limitation of rights under any License; or fail to prosecute with due diligence any pending applications to any governmental authority with respect to the Stations or any such Licenses, except for proceedings affecting the radio broadcasting industry generally;

          (s) provide to Buyer, promptly upon receipt thereof by Seller, a copy of (i) any notice from the FCC or any other governmental authority of the revocation, suspension, or limitation of the rights under, or of any proceeding for the revocation, suspension, or limitation of the rights under (or that such authority may in the future, as the result of failure to comply with laws or regulations or for any other reason, revoke, suspend or limit the rights under) any License, or any other license or permit held by Seller respecting any Station, and (ii) copies of all protests, complaints, challenges or other documents filed with the FCC by third parties concerning any Station and, promptly upon the filing or making thereof, copies of Seller's responses to such filings;

          (t) notify Buyer in writing immediately upon learning of the institution or written threat of any action against Seller involving either Station in any court, or any action against Seller before the FCC or any other governmental agency, and notify Buyer in writing promptly upon receipt of any administrative or court order relating to the Subject Assets or the Stations;

          (u) except for the pending antenna installation application, refrain from filing any application for any construction permit or modification of any License affecting either Station or otherwise changing any of the Station's facilities;

          (v) pay or cause to be paid or provided for when due all income, property, use, franchise, excise, social security, withholding, worker's compensation and unemployment insurance taxes and all other taxes of or relating to Seller, the Subject Assets and the employees required to be paid to city, county, state, Federal and other governmental units up to the Closing Date; and

          (w) if requested by Buyer, with respect to any Assumed Contract which can be terminated or not renewed by Seller in compliance with the terms thereof, notify the other parties to such Assumed Contract that Seller elects to terminate (or, if applicable, elects not to renew) such Assumed Contract.

          (x) complete, prior to the Closing Date, the installation of the new antenna on the Leased Real Estate in compliance with the existing tower lease and with the FCC construction permit issued with respect to such antenna.

     3.4. SATISFACTION OF CONDITIONS. Seller shall use all reasonable efforts to cause all of the conditions set forth in Section 6.1(a) and 6.2 to be fulfilled. Notwithstanding the foregoing, Seller shall not be obligated to spend more than $100,000 to cure any defects or conditions with respect to the Real Estate pursuant to Section 6.2(j). In the event that it costs more than $100,000 to cure such defects or conditions, Buyer shall have the right to continue with the Closing and relieve Seller for any costs over $100,000, or either party may terminate the Agreement.

     3.5. NOTICE OF COMMENCEMENT OF PROCEEDINGS OR CHANGE IN CONDITION. Seller shall provide written notice to Buyer as soon as possible and in any event within five (5) days of Buyer obtaining knowledge of the occurrence of any of the following events, stating in detail the nature thereof: (i) any proceedings instituted against Seller by or in any federal or state court or before any commission, board or other regulatory body, federal, state or local, which, if adversely determined, would have a material adverse effect upon Seller's ability to perform any of its obligations under this Agreement; (ii) any action or threatened action against Seller involving either Station in any court, or any action against Seller before the FCC or any other governmental agency, and (iii) any material adverse change in the condition, financial or otherwise, of either Station or Seller.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF BUYER
- ---------  ---------------------------------------

     In order to induce Seller to enter into this Agreement, Buyer represents and warrants to Seller that:

     4.1. ORGANIZATION OF BUYER. Buyer is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware and is, or by the Closing Date will be, duly qualified to transact business in the State of Maine.

     4.2. AUTHORITY OF BUYER. Buyer has the corporate power to execute, deliver and perform this Agreement and the Escrow Agreement, the Non-Compete Agreement, the Assumption Agreement, the Employment Agreement and the other agreements and instruments to be executed and delivered by Buyer pursuant hereto (herein collectively called the "BUYER AGREEMENTS") and to own the Subject Assets and operate the Stations after the consummation of the transactions contemplated hereby. Prior to the Closing Buyer will have taken all necessary corporate action to authorize the execution, delivery and performance by Buyer of this Agreement and the Buyer Agreements.

     4.3. BINDING EFFECT. This Agreement and the Escrow Agreement constitute, and as of the Closing Date, the other Buyer Agreements will constitute, the legal, valid and binding obligations of Buyer, enforceable against it in accordance with their terms.

     4.4. NO VIOLATION. Neither the execution and delivery by Buyer of this Agreement and the Buyer Agreements, nor the consummation of the transactions contemplated hereby or thereby, violate or will violate any provision of law or any order, judgment or decree of any court or other agency of government, including, without limitation, the FCC, or any provision of Buyer's corporate charter or by-laws, or conflict with or will result in any breach of any term, condition or provision of, or constitute or will constitute (with due notice or lapse of time or both) a default under, or will result in the creation or imposition of any lien, charge or encumbrance upon any of the properties or assets of the Buyer pursuant to the terms of, any mortgage, deed of trust or other agreement or instrument to which Buyer is a party or by which or to which Buyer or any of its respective assets are subject or bound, which lien, charge or encumbrance could adversely affect Buyer's ability to perform its obligations hereunder.

     4.5. CONSENTS. Other than the consents and approvals of the FCC referred to in Section 5.1, certain filings required to be made with the FCC after the Closing Date, filings to be made with the Securities Exchange Commission, consents of third parties to Assumed Contracts, filings required to perfect security interests and liens and other consents, approvals, authorizations and filings contemplated by this Agreement or otherwise obtained or completed at or prior to the Closing, Buyer is not required to obtain any consent, approval or authorization from, or to file any declaration or statement with, any governmental instrumentality or other agency or any third party in connection with the execution of this Agreement or any of the Buyer Agreements or the consummation of the transactions contemplated hereunder.

     4.6. BROKER'S FEE. Buyer has not incurred or become liable for any broker's commission or finder's fee relating to the transactions contemplated by this Agreement, other than a broker's commission payable to Gary Stevens & Company, Inc., which shall be borne by the Buyer if the Closing occurs. Buyer agrees to indemnify and hold Seller harmless from any claims for brokerage fees, finder's fees or commissions asserted by any person acting on Buyer's behalf in connection with this transaction.

     4.7. QUALIFICATION. Assuming that the FCC has promulgated the necessary rules and regulations under the Telecommunications Act of 1996 so as to permit Buyer's ownership of the Licenses identified on Schedule 1.1(a)(ii) without the Buyer having to divest of any other radio stations currently owned by Buyer, and except for the matters disclosed in Schedule 4.7, Buyer is legally and technically qualified to become the licensee of the Stations and is financially qualified to purchase the Stations and consummate the transactions contemplated herein.

     4.8. LITIGATION. There is no litigation, action, suit, investigation or proceeding pending or, to the best of Buyer's knowledge, threatened against Buyer or any of its affiliates before or by any court or the FCC or any other governmental agency or any board of arbitration which could reasonably be expected to (a) impair Buyer's ability to perform its obligations under this Agreement, or (b) materially and adversely affect the ability of Buyer to own and operate the Stations after the Closing.

     4.9. MATERIAL FACTS. No representation or warranty made by Buyer in this Agreement and no statement made by Buyer (a) in any certificate or other writing executed and delivered by Buyer, (b) in any Buyer Agreement or other document or writing furnished in connection with the transactions herein contemplated and referred to herein, or (c) in any document or other writing delivered to Seller after the date hereof and on or prior to the Closing Date by or on behalf of Buyer contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary in order to make the statements contained herein or therein not misleading.

SECTION 5. COVENANTS OF BUYER
- ---------  ------------------

     Buyer covenants and agrees that from the date hereof until the Closing
Date:

     5.1. APPROVALS. Promptly upon the execution of this Agreement, Buyer shall prepare for filing with the FCC an appropriate application for FCC consent to the assignment of the Licenses, which shall be filed with the FCC within five
(5) business days after the date hereof. Buyer shall thereafter prosecute the application with all reasonable diligence and otherwise use its best efforts to obtain such consent and approval of the FCC as expeditiously as practicable. Buyer shall not intentionally take or omit to take any action that will cause the FCC to deny, delay, or fail to approve the application for such consents and approvals or cause such consents and approvals not to become a Final Action, including but not limited to any action that would cause Buyer's representations in Section 4.7 to be untrue.

     5.2 NOTICE OF COMMENCEMENT OF PROCEEDINGS OR CHANGE IN CONDITION. buyer shall provide written notice to Seller as soon as possible and in any event within five (5) days of Buyer obtaining knowledge of the occurrence of any of the following events, stating in detail the nature thereof: (i) any proceedings instituted against Buyer by or in any federal or state court or before any commission, board or other regulatory body, federal, state or local, which, if adversely determined, would have a material adverse effect upon Buyer's ability to perform any of its obligations under this Agreement and (ii) any material adverse change in the condition, financial or otherwise, of Buyer.

     5.3. SATISFACTION OF CONDITIONS. Buyer shall use all reasonable efforts to cause all of the conditions set forth in Sections 6.1(a) and 6.3 to be fulfilled.

SECTION 6. CONDITIONS TO CLOSING
- ---------  ---------------------

     6.1. MUTUAL CONDITIONS.

     The obligations of Buyer and Seller to consummate this Agreement and the transactions contemplated hereby are subject to satisfaction at the time of the Closing of the following conditions precedent:

          (a) The FCC shall have issued all necessary consents and approvals in connection with the transactions contemplated by this Agreement, any condition to the effectiveness of such consent and approval which is specified therein shall have been met and, subject to Buyer's rights in the next succeeding sentence, the same shall have become a Final Action. Notwithstanding the foregoing, the Buyer may, at its option, waive the condition precedent that the FCC consent and approval shall have become a Final Action (which waiver, if made by Buyer, shall be deemed also made by Seller), provided, however, that such consent and approval shall have been issued by the FCC without opposition thereto by any person. As used in this Agreement, "Final Action" shall mean an order of the FCC with respect to which no appeal, no petition for rehearing, reconsideration, or stay, and no other administrative or judicial action contesting such consent or approval, is pending and as to which the time for filing any such appeal, petition or other action has expired or, if filed, has been denied, dismissed, or withdrawn and the time for instituting any further legal proceeding has expired.

          (b) If the FCC for any reason designates for hearing any application for assignment of any License, then either Buyer or Seller may terminate this Agreement upon not less than ten (10) days' prior notice to the other, provided that the terminating party is not at the time of delivery of such notice in material default hereunder. Upon termination under this Section 6.1(b), the Deposit and the earnings thereon shall be paid to Buyer pursuant to the Escrow Agreement and the parties shall have no further obligations to each other hereunder.

          (c) The FCC shall have promulgated the necessary rules and regulations under the Telecommunications Act of 1996, so as to permit the assignment to Buyer of the Licenses identified on Schedule 1.1(a)(ii) and the consummation of the transactions contemplated herein without Buyer having to divest of any other radio stations currently owned by Buyer.

     6.2. CONDITIONS TO OBLIGATIONS OF BUYER. Buyer's obligation to consummate the transactions contemplated by this Agreement is subject to satisfaction at the time of Closing of each of the following conditions precedent, any of which Buyer may waive in its discretion:

          (a) Each of Seller's representations and warranties contained in this Agreement shall be true and correct in all material respects on the Closing Date as though made on and as of the Closing Date, except for changes expressly permitted or contemplated by the provisions of this Agreement; and Seller shall have performed in all material respects all of its covenants and obligations hereunder which by the terms hereof are to be performed on or before the Closing Date.

          (b) Seller shall have obtained and delivered to Buyer the consents of third parties to those contracts designated with an asterisk on Schedule 1.1(a)(iv) which are necessary to permit the valid transfer to Buyer of all the Subject Assets.

          (c) No action or proceeding shall have been instituted or threatened against Buyer, any of Buyer's affiliates or Seller before any court or governmental agency or commission or any board of arbitration seeking to restrain or prohibit, or to obtain substantial damages against Buyer or any of Buyer's affiliates in respect of, this Agreement or consummation of the transactions contemplated hereby.

          (d) The Licenses issued by the FCC (i) shall have been assigned and transferred to Buyer, (ii) shall be valid and existing authorizations in every respect for the purpose of operating the Stations, (iii) shall have been issued by the FCC under the Communications Act of 1934, as amended, for the full terms thereof, and (iv) shall contain no adverse modifications of the terms of the FCC Licenses as of the date of the Licenses set forth on SCHEDULE 1.1(a)(ii) and except for proceedings that affect the radio broadcasting industry generally, no proceeding for any revocation, suspension or modification shall be in effect, other than the pending antenna installation application, and neither Seller nor Buyer shall have received any notice that any governmental authority may institute any such proceedings.

          (e) Buyer shall have received the opinion, dated the Closing Date, of Verrill & Dana, counsel to Seller, the form of which is attached hereto as Exhibit A.

          (f) Buyer shall have received the opinion, dated the Closing Date, of Irwin, Campbell & Tannenwald, P.C., special FCC counsel to Seller, to the effect that:

               (i) Seller is the authorized legal holder of the Licenses issued by the FCC. The FCC Licenses are in full force and affect in that they are held by Seller and are currently effective for their respective license terms as listed on an attachment to such opinion;

               (ii) To the best of such counsel's knowledge after reasonable inquiry of the FCC, (A) there is no FCC investigation, notice of apparent liability, or order of forfeiture pending or outstanding against or in respect of either Station respecting any violation, or allegation thereof, of the Communications Act of 1934 or of any FCC rule, regulation or policy, and (B) there is no complaint of which such counsel has been informed by the FCC before the FCC as a result of which an investigation, notice of apparent liability, or order of forfeiture could issue from the FCC relating to any Station;

              (iii) The conditions set forth in Section 6.1(a) of this Agreement have been satisfied.

        The opinions referred to in paragraphs (e) and (f) above may be subject to certain customary qualifications, including without limitation, that the enforceability of obligations under any agreement or document is subject to bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights and remedies of creditors generally. Such opinions shall also provide that Buyer's lenders may rely upon them.

          (g) There shall have occurred no change in the condition (financial or otherwise), results in operations, business, assets or profits of the Stations as a whole which, individually or in the aggregate, is, or would be reasonably likely to be, materially adverse to the Stations' condition, results of operations, business, assets or profits; provided, however, that with respect to advertising revenues of the Stations resulting from sales by McGavren Guild Radio ("Rep Sales"), if the amount of Rep Sales for the 12 months prior to the month in which the Closing Date falls is at least 90% of the amount of Rep Sales for the year ended December 31, 1995, then irrespective of whether such change is materially adverse, such change shall not, in and of itself, be deemed to constitute a failure of the condition set forth in this clause (g).

          (h) Seller shall have delivered to Buyer a Certificate of a senior officer of Seller, dated as of the Closing Date, certifying as to the matters set forth in the foregoing paragraphs (a) and (g).

          (i) Seller shall have delivered to Buyer a certificate of Seller's Secretary certifying as to the due adoption by its Board of Directors and shareholders of resolutions authorizing the transactions contemplated by this Agreement.

          (j) Buyer shall have received the following:

               (i) a written commitment to issue an owner's policy of title insurance naming Buyer as the insured, written by a responsible title insurance company authorized to write title insurance with respect to Maine real estate, covering Seller's fee title to the Real Estate, which policy shall guarantee such title to be in the condition called for by this Agreement, subject only to those liens and encumbrances set forth on
     SCHEDULE 1.5 which are designated to continue after the Closing (except for mortgages, judgments or other liens which will be satisfied out of the proceeds of the sale of the Subject Assets hereunder), and shall show no rights of occupancy or use by third parties, no gaps in the chain of title and no violations of any applicable zoning or other ordinance, statute, rule or regulation;

               (ii) a survey with respect to the Real Estate which does not reveal any fact or condition which has not been disclosed to Buyer in this Agreement and which is otherwise reasonably satisfactory to Buyer; and

               (iii) a so-called "Phase One" environmental site assessment (the "Environmental Site Assessments") for each parcel of Real Estate performed by a recognized environmental engineering firm reasonably satisfactory to Buyer, showing no noncompliance with any Environmental Requirement except as described in Section 2.17(i) nor any basis for suspecting noncompliance with any Environmental Requirement and otherwise reasonably satisfactory to Buyer.

          At its expense, Buyer shall have ordered, within ten (10) business days following the execution of this Agreement, the title commitment, Real Estate survey and Environmental Site Assessment and shall diligently pursue the receipt of each. Upon the receipt of any of the title insurance commitment, the survey or the Environmental Site Assessment, the Buyer shall promptly provide Seller with written notice of any condition or defect which would prevent compliance with the above-described standards, and the Seller shall have a reasonable period of time to correct any such condition or defect; but in any event, Seller shall have cured any and all defects or conditions prior to the Closing.

          (k) Ocean Coast Properties shall have executed and delivered the Non-Compete Agreement.

          (l) Robert Gold shall not have repudiated the Employment Agreement.

     6.3. CONDITIONS TO OBLIGATIONS OF SELLER. Seller's obligation to consummate the transactions contemplated by this Agreement are subject to satisfaction at the time of Closing of each of the following conditions precedent, any of which may be waived by Seller:

          (a) Each of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on the Closing Date as though made on and as of the Closing Date, except for changes expressly permitted or contemplated by the provisions of this Agreement; and Buyer shall have performed in all material respects all of its covenants and obligations hereunder which by the terms hereof are to be performed on or before the Closing Date.

          (b) Buyer shall have paid the Purchase Price less the Post-Closing Escrow, as provided in Section l.3 of this Agreement.

          (c) Buyer shall have executed and delivered the Non-Compete Agreement.

          (d) Buyer shall have executed and delivered the Assumption Agreement.

          (e) Buyer shall have delivered to Seller a Certificate of a senior officer of Buyer, dated as of the Closing Date, certifying as to the matters set forth in the foregoing paragraphs (a).

          (f) Buyer shall have delivered to Seller a Certificate of the Buyer's Secretary certifying as to the due adoption by Buyer's Board of Directors of resolutions authorizing the transactions contemplated by this Agreement.

SECTION 7. INDEMNIFICATION
- --------- ---------------

     7.1. RIGHT TO INDEMNIFICATION. (a) Seller shall indemnify, reimburse and hold harmless Buyer from and against all claims, losses, damages, costs (including, without limitation, court costs and reasonable attorneys' fees), expenses and liabilities suffered, incurred, or sustained by Buyer on account of
(i) any misrepresentation, breach of warranty, or nonfulfillment of any agreement or covenant on the part of Seller under this Agreement or any Seller Agreement, (ii) the operation of the Stations prior to the Closing, including, without limitation, for any breach or default prior to the Closing Date by Seller under any of the Assumed Contracts; (iii) any liability of Seller not specifically assumed by Buyer hereunder, and (iv) any alleged noncompliance with any Environmental Requirements by reason of acts occurring prior to the Closing; and (v) any other matter or event respecting Seller which occurs prior to the Closing Date and which is not an Assumed Liability.

          (b) If the Closing occurs, Buyer shall indemnify, reimburse, and hold harmless Seller from and against all claims, losses, damages, costs (including, without limitation, court costs and reasonable attorneys' fees), expenses and liabilities suffered, incurred, or sustained by Seller, on account of (i) any misrepresentation, breach of warranty, or nonfulfillment of any agreement or covenant on the part of Buyer under this Agreement or any Buyer Agreement, (ii) the operation of the Stations after the Closing (other than those arising out of contracts, commitments, or agreements of Seller not specifically assumed by Buyer) and (iii) liabilities constituting Assumed Liabilities.

          (c) Any amounts owed by either party under this Section 7 shall bear interest from the date demand for payment thereof is made until payment in full at a rate of fifteen percent (15%) per annum or such lower rate as equals the maximum rate permitted by applicable law.

SECTION 8. COVENANTS, ETC. TO SURVIVE CLOSING
- ---------  ----------------------------------

     Notwithstanding any investigation made by either Buyer or Seller, all covenants, agreements, representations and warranties contained in this Agreement and in any other instruments which may be delivered pursuant hereto or in connection with the transactions contemplated hereby and which are referred to herein or in the Schedules hereto and in any other agreements, documents and instruments delivered by or on behalf of Seller after the date hereof and on or prior to the Closing Date, shall be deemed to be material and to have been relied upon by Buyer or Seller, as applicable and shall survive the Closing and the consummation of the transactions contemplated hereby for two years; provided, however, that the representations and warranties of Seller contained in Sections 2.5, 2.11, and 2.17 of this Agreement shall survive the Closing until the expiration of any applicable statute of limitations.

SECTION 9. DEFINITIONS.
- ---------  -----------

     The following terms are defined in the provisions of this Agreement indexed below:

     Defined Term:                      Defined In:
     -------------                      -----------

     Assumed Contracts                  Section 1.1(a)(iv)
     -----------------

     Assumed Liabilities                Section 1.2
     -------------------

     Assumed Trade-Out Agreements       Section 1.1(a)(iv)
     ----------------------------

     Assumption Agreement               Section 1.5(c)
     --------------------

     Buyer                              Preamble
     -----

     Buyer Agreements                   Section 4.2
     ----------------

     CERCLA                             Section 2.17(h)
     ------

     Closing                            Section 1.4
     -------

     Closing Date                       Section 1.4
     ------------

     Collection Period                  Section 1.7
     -----------------

     Deposit                            Section 1.3(a)
     -------

     Employment Agreement               Section 1.5(g)
     --------------------

     Environmental Notice               Section 2.17
     --------------------

     Environmental Requirements         Section 2.17
     --------------------------

     Environmental Site Assessments     Section 6.2(i)
     ------------------------------

     Escrow Agent                       Section 1.3(a)
     ------------

     Escrow Agreement                   Section 1.3(a)
     ----------------

     Excluded Property                  Section 1.1(b)
     -----------------

     FCC                                Recitals
     ---

     FCC Filings                        Section 10.7
     -----------

     Final Action                       Section 6.1(a)
     ------------

     Financial Statements               Section 2.8
     --------------------

     Hazardous Materials                Section 2.17(h)
     -------------------

     Leased Real Estate                 Section 2.5
     ------------------

     Licenses                           Section 1.1(a)(ii)
     --------

     Non-Compete Agreement              Section 1.5(f)
     ---------------------

     Post-Closing Escrow                Section 1.3(b)
     -------------------

     Prevailing Party                   Section 10.14
     ----------------

     Purchase Price                     Section 1.3(a)
     --------------

     Real Estate                        Section 1.1(a)(iii)
     -----------

     Real Estate Leases                 Section 1.1(a)(iv)
     ------------------

     Seller                             Preamble
     ------

     Seller Agreements                  Section 2.2
     -----------------

     Stations                           Recitals
     --------

     Subject Assets                     Section 1.1(c)
     --------------

     Tangible Assets                    Section 1.1(a)(i)
     ---------------

     Trade-Out Agreements               Section 1.1(a)(iv)
     --------------------

     Transfer Instruments               Section 1.5(a)
     --------------------

SECTION 10. MISCELLANEOUS
- ----------  -------------

     10.1. FEES AND EXPENSES.

          (a) All costs of transferring the Subject Assets in accordance with this Agreement, including recordation, transfer and documentary taxes and fees, shall be borne equally by Seller and Buyer.

          (b) Each of the parties shall bear its own expenses in connection with the negotiation and the consummation of the transactions contemplated by this Agreement, including the Seller Agreements and the Buyer Agreements.

     10.2. LAW GOVERNING. This Agreement shall be construed under and governed by the laws of the State of Maine.

     10.3. NOTICE. Any notice or communication given pursuant to this Agreement by any party to any other party shall be in writing and shall be deemed given when personally delivered or when sent by registered or certified mail, return receipt requested, postage prepaid to the parties at their addresses set forth on page 1 of this Agreement or to such other address as either party may hereafter designate to the other by like notice with a copy in each case of notice to Buyer, to Stephen O. Meredith, Esq., Edwards & Angell, 101 Federal Street, Boston, Massachusetts 02110 and, in each case of notice to Seller, to Peter Webster, Esq., Verrill & Dana, One Portland Square, 9th Floor, Portland, Maine 04101.

     10.4. SPECIFIC PERFORMANCE. Seller recognizes and acknowledges that in the event it shall fail to perform its obligation to consummate the sale of the Subject Assets pursuant hereto, money damages alone will not be adequate to compensate Buyer. Seller, therefore, agrees and acknowledges that in the event of its failure to perform its obligation to consummate the sale of the Subject Assets pursuant hereto, Buyer shall be entitled, in addition to any action for monetary damages, and in addition to any other rights and remedies on account of such failure, to specific performance of the terms of this Agreement and of Seller's obligation to consummate the sale of the Subject Assets pursuant hereto.

     10.5. RISK OF LOSS. (a) The risk of loss or damage to the Subject Assets by force majeure or for any other reason to Seller's business or property between the date of this Agreement and the Closing shall be borne by Seller. Seller shall take all reasonable steps to repair, replace and restore such property as soon as possible after any loss or damage, it being understood that all insurance proceeds shall be applied to or reserved for such replacement, restoration, or repair.

          (b) In the event of any damage to any Station or upon the occurrence of any other event which materially impairs broadcast transmissions of any Station in the normal and usual manner and substantially in accordance with the respective FCC Licenses of the Stations, Seller shall provide prompt notice thereof to Buyer and the Closing Date shall be postponed until such transmission in accordance with the applicable FCC Licenses has been resumed. The postponed Closing Date shall be such date within the effective period of the FCC's consent to transfer of the Stations to Buyer as Buyer may designate by not less than five (5) days' prior notice to Seller. In the event Seller's facilities cannot be restored within the effective period of the FCC's consent to transfer of the Stations to Buyer unless, in Buyer's reasonable judgment, the damage to the Station(s) could materially adversely affect the operations of the Station(s) on a continuing basis, the parties shall join in an application or applications requesting the FCC to extend the effective period of its consent for a period not to exceed one hundred twenty (120) days. If no such application is filed with the FCC, or if any such application is filed with the FCC and the facilities have not been restored so that the Closing Date may occur within such extended period or any agreed extension thereof, Buyer shall have the right, by providing written notice of termination to Seller within 10 days after the expiration of the effective period or such 120-day period or any agreed extension hereof, as the case may be, to terminate this Agreement forthwith without any further obligation to either party and, upon such termination, the Deposit and the earnings thereon shall be paid to Buyer pursuant to the Escrow Agreement. The foregoing notwithstanding, if any damage to the business or property of Seller requires any Station to be taken off the air or if broadcast transmissions of such Station in accordance with the applicable FCC Licenses is interrupted for any other reason or if any Station is operated at less than its maximum licensed aural effective operating power, in any such case for a total of ninety-six
     (96) hours (whether or not consecutive) then Buyer may terminate this Agreement upon written notice to Seller without any further obligation to either party and, upon such termination, the Deposit and the earnings thereon shall be paid to Buyer.

          (c) In the case of any damage or destruction to the Subject Assets, if full repair, replacement or restoration to or of all material assets has not been made on or before the Closing Date (as the Closing Date may be extended as provided above in this Section 10.5), then Buyer shall not be obligated to purchase the Subject Assets and if not so purchased, the Deposit and the earnings thereon shall be paid to Buyer pursuant to the Escrow Agreement. In any case where full repair, replacement, or restoration to or of all damaged or destroyed assets has not been made and Buyer acquires the Subject Assets (whether or not it is obligated to do so), then at the Closing Seller shall pay to Buyer all proceeds of insurance received by Seller and not then paid by Seller for such repair, replacement, or restoration, and shall assign to Buyer all rights to receive proceeds of insurance on account of such damage or destruction, and Seller shall thereafter, promptly upon presentation of invoices by Buyer, reimburse the Buyer for all costs and expenses of repair, replacement, and restoration to the former condition paid or incurred by Buyer after the Closing and not paid for by insurance.

          (d) Without limiting in any way the Buyer's rights under Section 6.2 hereof, Seller shall not be deemed in breach of this Agreement to the extent that such breach arises from property damage and/or destruction described above in this Section 10.5 if Seller shall perform in accordance with the provisions of this Section.

     10.6. CONTROL OF THE STATIONS. Between the date hereof and the date on which the Subject Assets are transferred to Buyer, as to each Station, Buyer shall not directly or indirectly control, supervise or direct, or attempt to control, supervise or direct, the operations of the Stations. Such operations, including the complete control and supervision of all employees, financial affairs, station policy and programming shall be the sole responsibility of Seller. Seller represents and warrants that it understands the FCC's rules and policies regarding unauthorized transfer of control of FCC licenses and agrees that it will not directly or indirectly take any action inconsistent therewith. Seller represents and warrants that at all times prior to the date on which the Subject Assets are transferred to Buyer, Seller will exercise all required authority and control over the Stations' employees, financial affairs, station policy, and programming in order to avoid an unauthorized transfer of control of Stations.

     10.7. CHANGES TO FACILITIES. Seller agrees that with Seller's consent, which consent shall not be unreasonably withheld, Buyer may, at Buyer's expense, file with the FCC applications, petitions, or other papers (herein "FCC Filings") as deemed necessary by Buyer to change the facilities of the Stations. Upon request of Buyer, and as often as required by Buyer, Seller shall promptly provide to Buyer (pursuant to Section 73.3517 of the FCC's Rules) a written statement or statements which specifically grant Seller's permission to Buyer
(a) to file such application, petition, or other papers, and (b) to file the statement with the application, petition or other papers.

     10.8. CONSTRUCTION. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

     10.9. ASSIGNMENT; BINDING EFFECT. This Agreement shall not be assignable by either Seller or Buyer without the prior written consent of the other, provided that Buyer may (a) make collateral assignments of its right, title and interest hereunder to its lenders; and (b) with the consent of Seller, which consent shall not be unreasonably withheld, assign its rights and delegate its obligations, with recourse, to one or more partnerships, corporations or other business entities controlled by or under common control with Buyer, including without limitation a limited partnership of which Buyer is the sole general partner, provided that such assignment does not cause any delay in the fulfillment of the conditions in Section 6.1(a); and provided further that (i) any such assignee shall agree in writing (in a form reasonably satisfactory to Seller and its counsel) to assume all of Buyer's obligations to Seller hereunder, and (ii) effective upon such assignment, the representations, warranties and covenants set forth herein shall be deemed amended, to the extent appropriate, to contain corresponding written representations, warranties and covenants of the assignee, which modifications shall be reflected, to the extent appropriate, in a Certificate of Buyer furnished at the Closing, and the conditions set forth in
Section 6.3 relating to the delivery of certificates to Seller, and such assignee shall, for all other purposes hereof, be deemed to be "Buyer" hereunder. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their successors and assigns.

     10.10. AMENDMENT; WAIVER. This Agreement may be amended only by a written instrument signed by Buyer and Seller. No provisions of this Agreement may be waived except by an instrument in writing signed by the party sought to be bound. No failure or delay by any party in exercising any right or remedy hereunder shall operate as a waiver thereof, and a waiver of a particular right or remedy on one occasion shall not be deemed a waiver of any other right or remedy or a waiver on any subsequent occasion.

     10.11. ENTIRE AGREEMENT. This Agreement (including the Exhibits and Schedules hereto), the Escrow Agreement, the Assumption Agreement, the Non-Compete Agreement, the Transfer Instruments and any other documents and agreements entered into in connection herewith and referred to herein or in the Schedules hereto and any other documents and agreements entered into in connection herewith after the date hereof and on or prior to the Closing Date, set forth the entire understanding between the parties relating to the subject matter hereof, any and all prior correspondence, conversations and memoranda or other writings being merged herein and therein and replaced and being without effect hereon. No promises, covenants or representations of any character or nature other than those expressly stated herein have been made to induce either party to enter into this Agreement. Neither this Agreement nor any part hereof, including this provision against oral modifications, may be modified, waived or discharged except by a writing duly signed by the party sought to be bound.

     10.12. SEVERABILITY. If any term or provision of this Agreement or the application thereof to any circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application to other persons and circumstances shall not be affected thereby and each term and provision hereof shall be enforced to the fullest extent permitted by law. Specifically, without limitation, if any provision shall be deemed by a court of competent jurisdiction to be invalid or unenforceable as to any periods of time, territories or business activities, such provision shall be deemed limited to the extent necessary to render it valid and enforceable.

     10.13. COUNTERPARTS. This Agreement may be executed in multiple counterparts, with the same force and effect as if all the signatures thereto appeared on the same instrument.

     IN WITNESS WHEREOF, Seller and Buyer have caused this Agreement to be executed by their respective duly authorized officers, as of the day and year first above written.

                                   OCEAN COAST PROPERTIES

                                   By: /s/ Robert J. Gold
                                       ------------------------------
                                       Title: President
                                              -----------------------


                                   SAGA COMMUNICATIONS OF
                                   NEW ENGLAND, INC.

                                   By:
                                       ------------------------------
                                       Title:

     IN WITNESS WHEREOF, Seller and Buyer have caused this Agreement to be executed by their respective duly authorized officers, as of the day and year first above written.

                                   OCEAN COAST PROPERTIES

                                   By:
                                       ------------------------------
                                       Title:
                                              -----------------------


                                   SAGA COMMUNICATIONS OF
                                   NEW ENGLAND, INC.

                                   By: /s/ Norman L. McKee
                                       ------------------------------
                                       Title: /s/ Sr. V.P.
                                              -----------------------